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                                                                     Exhibit 1.4
                              LEHMAN BROTHERS INC.
                           SALOMON SMITH BARNEY INC.
                             CHASE SECURITIES INC.
                          J. P. MORGAN SECURITIES INC.
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                 As Representatives of the Several Underwriters
                            c/o LEHMAN BROTHERS INC.
                            3 World Financial Center
                            New York, New York 10285

                                    Warrants

                                TERMS AGREEMENT


                                                         Dated: February 2, 2000

To:     METRICOM, INC.
        METRICOM FINANCE, INC.
        980 University Avenue
        Los Gatos, California 95032

               Re:  Underwriting Agreement dated February 1, 2000.

Dear Sirs:

        We (the "Representatives") understand that Metricom, Inc., a Delaware corporation, (the "Company"), proposes to issue and sell 300,000 warrants to purchase an aggregate of 1,425,000 shares of Common Stock, par value $.001, of the Company (the "Warrants") and associated 13% Senior Notes due 2010 of the Company and Metricom Finance, Inc. (the "Notes"). This Agreement is the Terms Agreement referred to in the underwriting agreement dated February 1, 2000 (the "Underwriting Agreement"). Terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Underwriting Agreement and Indenture, dated as of December 29, 1999, as supplemented by the First Supplemental Indenture thereto, dated as of February 7, 2000, and the Warrant Agreement, dated as of February 7, 2000. Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the amount of Warrants and at the terms set forth below.



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
UNDERWRITER                                WARRANTS
Lehman Brothers Inc.                        141,000
Salomon Smith Barney Inc.                    72,000
Chase Securities Inc.                        34,500
J. P. Morgan Securities Inc.                 34,500
Merrill Lynch, Pierce, Fenner                18,000
        & Smith Incorporated
                                            -------
TOTAL                                       300,000

                                      TERMS

TITLE OF SECURITY:  Warrants

CURRENCY:  US Dollars

ANNUAL CASH DIVIDEND RATE:  Not Applicable

PUBLIC OFFERING PRICE:  $300,000,000

PURCHASE PRICE:  $61,868,505

AGGREGATE OFFERING AMOUNT: 300,000 Warrants to purchase an aggregate of 1,425,000 shares of Common Stock of the Company, representing approximately 1.50% of the currently outstanding voting stock, on a fully diluted basis, assuming exercise of all options and warrants.

LISTING REQUIREMENT: None as to Warrants; underlying Common Stock must be listed on Nasdaq Stock Market or other market on which Common Stock is listed or quoted.

EXERCISE:            Each Warrant entitles the holder to purchase 4.75 shares
                     of Common Stock upon payment of the Exercise Price.

EXERCISE DATE:       August 15, 2000 and as otherwise provided in the Warrant
                     Agreement.

EXERCISE PRICE:  $87.00 per share

EXPIRATION DATE:  February 15, 2010

UNITS: No Warrant may be purchased without purchasing corresponding 13% Senior Notes due 2010 of the Company and Metricom Finance, Inc. (the "Notes"). Each unit will consist of a Warrant and $1,000 aggregate principal amount of Notes. The Notes and Warrants will not be separately transferable until the Separation Date, which will be the earlier of (i) August 15, 2000, (ii) the occurrence of an Event of Default, as defined in the Indenture, (iii) the occurrence of an Exercise



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        Event, as defined in the Warrant Agreement, and (iv) such other date as
        Lehman Brothers Inc. shall determine in its sole discretion.

RIGHTS AS STOCKHOLDERS:  None

OTHER CONVERSION PROVISIONS:  None

DELIVERY DATE AND LOCATION:  February 7, 2000 at the offices of Weil, Gotshal
        & Manges LLP, 2882 Sandhill Road, Suite 280, Menlo Park, California 94025 at 10:00 a.m., New York City time.

ADDITIONAL REPRESENTATIONS, IF ANY: The Company represents, warrants and agrees as follows:

        1. To use the proceeds from the sale of the Warrants in the manner described in the Prospectus Supplement relating to the Warrants under the caption "Use of Proceeds."

        2. Not to take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Warrants in violation of the Exchange Act or any applicable rules of the Nasdaq Stock Market. Except as permitted by the Securities Act, neither the Company nor any of its subsidiaries will distribute any (i) Prospectus, (ii) Prospectus Supplement, or (iii) other offering material in connection with the offering and sale of the Warrants. Neither the Company nor any of its subsidiaries has (A) taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of the Company or any of its subsidiaries to facilitate the sale or resale of the Warrants or (B) since the date of the Preliminary Prospectus Supplement other than the Underwriters (1) sold, bid for, purchased or paid any person any compensation for soliciting purchases of the Warrants or (2) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company or any of its subsidiaries.

        3. There exist no conditions that would constitute a material default (or an event which with notice or the lapse of time, or both, would constitute a material default) under the Underwriting Agreement or any other Terms Agreement relating thereto or the Warrants.

        4. Each certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Representatives on the Delivery Date shall be deemed to be a representation and warranty by the Company, as the case may be, to the Representatives as to the matters covered thereby.

        5. All licenses and authorizations issued by the Federal Communications Commission ("FCC") and state authorities governing telecommunications matters (the "Licenses") required for the operation of the business of the Company and its subsidiaries are in full force and effect there are no pending modifications, amendments or revocation proceedings which would adversely affect the operation of any of the telecommunications business currently owned by the Company and its subsidiaries (the "Businesses"). All fees requested by governmental authorities pursuant to the rules governing Licenses have been paid. No event has occurred with respect to the Licenses held by the Company, or its subsidiaries, which, with the



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giving of notice or the lapse of time or both, would constitute grounds for revocation of any Licenses. Each of the Company and its subsidiaries is in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which the Company has received notice, nor, to the Company's knowledge, is there any proceeding threatened, by any governmental authority, which would cause the termination, suspension, cancellation or non-renewal of any of the Licenses, or the imposition of any penalty or fine (that is material to the Company and its subsidiaries, taken as a whole) by any regulatory authority. No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution, delivery and performance of this Terms Agreement or any other agreement relating to the transactions contemplated hereby by the Company and the consummation of the transactions contemplated hereby and thereby, and the issuance and delivery of the Warrants, to avoid the loss of any such License, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any applicable law thereto.

        6. The Company and its subsidiaries have reviewed the areas within their business and operations which could reasonably be expected to have a "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) that would have a material adverse effect on the Company and have developed a program to address on a timely basis any such problem, and (ii) based on such review and program, the "Year 2000 Problem" will not, or is not reasonably likely to, have a material adverse effect on the Company, and further, the statements contained under the caption "Risk Factors -- We face risks in connection with the year 2000" in the Preliminary Prospectus Supplement and the Prospectus Supplement relating to the Common Stock are true.

REDEMPTION PROVISIONS:  None

LOCK-UP PROVISIONS:  90 days

NUMBER OF OPTION SECURITIES:  None

OTHER TERMS AND CONDITIONS:

        1. The respective obligations of the Underwriters hereunder are subject to the accuracy when made on the Delivery Date, of the representations and warranties of the Company contained herein and in the Underwriting Agreement, to the performance by the Company of its obligations hereunder and thereunder, and to each of the following terms and conditions:

               (a) Prior to the applicable Delivery Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

               (b) On or after the date hereof, (i) there shall not have occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change



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in, any rating of the Company or any securities of the Company (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any "nationally recognized statistical rating organization" as such term is defined for purposes of Rule 436(g)(2) under the Act, (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Company or any securities of the Company by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned,(or is considering assigning) a lower rating to the Warrants than that on which the Warrants were marketed.

               (c) Cooley Godward LLP shall have furnished to the Representatives their written opinion, as counsel to the Company, addressed to the Underwriters and dated the applicable Delivery Date, in form and substance reasonably satisfactory to the Representatives, to the effect that:

                    (i) The statements contained in the Prospectus Supplement under the captions "Management -- Executive Compensation," "Principal Stockholders" and "Description of Warrants," insofar as they describe charter documents, contracts, statutes, rules and regulations and other legal matters, constitute an accurate summary thereof in all material respects;

                    (ii) The statements contained in the Prospectus Supplement under the caption "Certain U.S. Federal Income Tax Consequences," insofar as they describe federal statutes, rules and regulations, constitute an accurate summary thereof in all material respects.

               (d) The Company, Metricom Finance, Inc., the Trustee, and the Escrow Agent shall have entered into the Pledge Agreement and each of the Representatives shall have received copies of executed counterparts thereof.

               (e) The Company, Metricom Finance, Inc., the Warrant Agent, and Initial Warrant Agent shall have entered into the Warrant Agreement and each of the Representatives shall have received copies of executed counterparts thereof.

               (f) The Company or an affiliate thereof shall have deposited cash or U.S. Government Securities in amounts sufficient to cover the first four cash interest payments on the Notes.

               (g) The offering of the Notes (the "Notes Offering") has closed, it being understood that the offering of Warrants contemplated herein is conditioned upon the Notes Offering.

        2. The Underwriters severally confirm and the Company acknowledges that the statements with respect to the public offering of the Warrants by the Underwriters set forth in the last paragraph on the cover page of, and the information contained in paragraphs entitled "Miscellaneous" under the caption "Underwriting" in the Prospectus Supplement are correct and constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in the Registration Statement, Prospectus and Prospectus Supplement.



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        3.     Notices to Underwriters:

               Lehman Brothers Inc.
               Three World Financial Center
               New York, New York 10285
               Attention: World Financial Center

               Salomon Smith Barney Inc.
               388 Greenwich Street
               New York, New York 100 13
               Attention: Legal Department

                                           Very truly yours,


                                           Lehman Brothers Inc.
                                           Salomon Smith Barney Inc.
                                           Chase Securities Inc.
                                           J. P. Morgan Securities Inc.
                                           Merrill Lynch, Pierce, Fenner & Smith
                                               Incorporated

                                           For itself, as Sole Book-Running
                                                  Manager and as Representative
                                                  of the several Underwriters
                                                  named above

                                           By LEHMAN BROTHERS INC.


                                           By:  /s/ Perry Hoffmeister
                                              -----------------------
                                                  Perry Hoffmeister
                                                  Managing Director


Accepted:

METRICOM, INC.


By  /s/ Timothy A. Dreisbach
  ---------------------------
Name:  Timothy A. Dreisbach
Title:  President and CEO

METRICOM FINANCE, INC.


By  /s/ Timothy A. Dreisbach
  ---------------------------
Name:  Timothy A. Dreisbach
Title:  President and CEO



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